UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

XCERRA CORPORATION

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Supplement

To

Proxy Statement Dated September 5, 2017,

For

SPECIAL MEETING OF STOCKHOLDERS

OF

XCERRA CORPORATION

TO BE HELD ON OCTOBER 12, 2017

The date of this Supplement is OCTOBER 3, 2017.

Xcerra Corporation (“Xcerra,” “we” and “us”) is furnishing this supplement dated October 3, 2017 to the proxy statement filed by Xcerra with the Securities and Exchange Commission (“SEC”) on September 5, 2017, (the “proxy statement”), in connection with the special meeting of Xcerra’s stockholders to be held on October 12, 2017, at 9:30 a.m. Eastern time.

The following information supersedes and supplements any information in the proxy statement relevant to the applicable topic. Except as specifically supplemented by the information contained in this supplement, all information set forth in the proxy statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the proxy statement. Any page references listed below are references to pages in the proxy statement, not this supplement to the proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement

THE MERGER—BACKGROUND OF THE MERGER

The following information supplements the information under the heading “The Merger—Background of the Merger” beginning on page 32 of the proxy statement. You are encouraged to read carefully this entire supplement and the entire proxy statement, including the Annexes and the other documents to which this supplement or the proxy statement refers or incorporates by reference, because the information in this section does not provide all the information that might be important to you.

The following language is hereby added to the end of the paragraph beginning with “Beginning on April 19, 2016…”:

“Each non-disclosure agreement executed by the Initial Potential Partners contained a customary stand-still provision, which survives for a period ranging from 15 months to three years, or until such time that the Company specifically waives the stand-still provision.”

The following language is hereby added to the end of the paragraph beginning with “On July 29, 2016…”:

“In the two year period prior to Sino IC Capital’s discussions with the Company, Sino IC Capital Financial Advisor and its affiliates had not been engaged to provide any financial advisory or financing services to the Company, and no material relationships with the Company, the Company’s management or the Board existed throughout the negotiation process.”

The following language is hereby added to the paragraph beginning “During the go-shop period…” immediately following the words “contacted a total of 55 parties” therein:

“(inclusive of each of parties B, C, D, E, F, G and H (each of B, C, D, E, F, G and H, the “Non-Disclosure Parties”))”

The following language is hereby added to the paragraph beginning “During the go-shop period…” immediately following the second full sentence therein:

“In soliciting the interest of the Non-Disclosure Parties, the Company waived each such party’s compliance with the stand-still provision included in the non-disclosure agreement entered into by the Company and such Non-Disclosure Party and none of the Non-Disclosure Parties expressed an interest in a possible acquisition of the Company.”

The following language is hereby added as a new paragraph immediately following the paragraph beginning “Also, on August 4, 2017, Parent, Sponsor and the Company…”:

“No member of the Board and no member of the Company’s management has had or currently has any relationship with any of the parties to the Merger Agreement (other than the Company), including the entity who became a party to the Merger Agreement pursuant to the August 4th amendment, or Sino IC Capital Financial Advisor.”

The following language is hereby added as a new paragraph immediately following the new paragraph beginning “No member of the Board…”:

“To date, no member of the Company’s management and no member of the Board has engaged in any discussions with Sino IC Capital or any of its affiliates regarding the substantive terms, including compensation, of such person’s continued employment with or service to the Company following the consummation of the Merger and each such person has agreed not to engage in any such discussions until after the Special Meeting has concluded.”

THE MERGER—LEGAL PROCEEDINGS

The following information supplements the information under the heading “The Merger—Legal Proceedings” beginning on page 84 of the proxy statement. You are encouraged to read carefully this entire supplement and the entire proxy statement, including the Annexes and the other documents to which this supplement or the proxy statement refers or incorporates by reference, because the information in this section does not provide all the information that might be important to you.

The paragraph beginning “The parties will take all necessary action…” shall be deleted in its entirety and replaced with the following:

“On October 2, 2017, the Company and the plaintiffs in the complaints entered into a memorandum of understanding pursuant to which the plaintiffs in the complaints agreed to dismiss their individual claims with prejudice, and to dismiss the claims asserted on behalf of the putative class without prejudice, in return for the Company’s agreement to make the supplemental disclosures set forth herein.

The Company believes that no further supplemental disclosure is required under applicable laws and that the definitive proxy statement filed with the SEC on September 5, 2017, disclosed all material information required to be disclosed therein. However, to avoid the risk of the complaints delaying or adversely affecting the Merger, and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the memorandum of understanding, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth in this proxy statement, as amended.

The memorandum of understanding will not affect the Per Share Merger Consideration that the Company’s stockholders are entitled to receive in the Merger or the timing of the special meeting of the Company’s stockholders, scheduled for October 12, 2017, to, among other things, consider and vote upon a proposal to approve the Merger Agreement.”